EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13 G dated February, 12, 2003 (the “Statement”) with respect to Series A Shares, without nominal (par) value (the “Series A Shares”) of Sociedad Química y Minera de Chile S.A. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13 d- 1 (d) under the Securities Exchange Act of 1934, as amended, and further agree that this Joint Filing Agreement be included as exhibit to this Statement. Each of the undersigned agrees to be responsible for the timely filing of this Schedule 13 G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 12th day of February, 2003.

Inversiones SQNH S.A.	Inversiones SQ Holding S.A

By: /s/ Felipe Garcia-Huidobro	By: /s/ Roberto Guzmán Lyon
Name: Felipe Garcia-Huidobro Title: General Manager	Name: Roberto Guzmán Lyon Title: General Manager

S.Q. Grand Cayman Corp.	Pacific Atlantic Trading Corporation

By: /s/ Roberto Guzmán Lyon	By: /s/ Roberto Guzmán Lyon
Name: Roberto Guzmán Lyon Title: General Manager	Name: Roberto Guzmán Lyon Title: General Manager

The Pacific Trust	Julio Ponce Lerou

By: /s/ Roberto Guzmán Lyon	By: /s/ Roberto Guzmán Lyon
Name: Roberto Guzmán Lyon Title: General Manager	Name: Roberto Guzmán Lyon Title: Attorney-in-Fact